Exhibit 10.43

CONTRACT OF EMPLOYMENT

This Agreement is made on        October 15, 2003

Between

(1)	Rita Medical Systems Netherlands BV of De Boelelaan 7, 1083 HJ Amsterdam, The Netherlands (“the Company”); and

(2)	Mr. Juan Soto of 5 Knapphill, Heathery Fauld, Dunfermline, Fife KY11 8WG, Scotland (“you”).

1.	Introduction

1.1	This Agreement sets out the principal terms and conditions of your employment with the Company which are required to be given to you under the Employment Rights Act 1996.

1.2	These terms and conditions supersede any previous terms and conditions that may have been applicable to your employment in the past, whether written, oral or implied; those are now deemed to be terminated by mutual consent with effect from the date of this Agreement.

2.	Continuous Employment

2.1	Your employment with the Company shall commence on 2 September 2003 (“the Commencement Date”). Your period of continuous employment for statutory purposes commenced on 2 September 2003. No period of employment with any previous employer counts as part of your period of continuous employment with the Company for statutory purposes.

3.	Job Title

3.1	The title of the job that you are employed to do is Vice President, International Sales. A job description for this role is annexed to this contract of employment at Appendix 1. However, because of the changing nature of the Company’s business, at any time, or from time to time, upon reasonable notice, you may be required to undertake additional or other duties, which fall within your capabilities, as necessary to meet the needs of the Company’s business.

3.2	You will report to the Chief Executive Officer of the Company. You shall devote your best efforts to the interests of the Company at all times during the continuance of your employment.

4.	Place of Work

Your normal place of work will be at 5 Knapphill, Heathery Fauld, Dunfermline, Fife KY11 8WG, Scotland. However, you may be required to work at such other locations (whether within or outside the United Kingdom) on either a temporary or permanent basis as the Company may reasonably require.

5.	Overseas Employment

You may be required to work outside the United Kingdom for a period of more than a month, in which case you will be given reasonable notice of and be provided with written information about the terms of your employment outside the United Kingdom.

Contract of Employment	Page 1

6.	Hours of Work

6.1	Subject to clause 6.2 below, your usual working week for your employment will constitute a minimum of 40 hours, Mondays to Fridays inclusive. Subject to you discharging your duties and responsibilities as set out in Appendix 1 below, you may choose when you work the minimum hours required of you.

6.2	You may, from time to time, be required to work longer hours without additional remuneration in order to meet the requirements of the Company’s business.

6.3	You hereby agree to opt out of Regulation 4(1) of the Working Time Regulations 1998 (to the extent it applies to you) although you may terminate this opt out at any time by giving the Company not less than 3 months’ written notice.

7.	Salary

7.1	Your gross salary will be £99,338 per annum, before tax and National Insurance that the Company is obliged to deduct. This will accrue from day to day and be paid in equal monthly installments, in arrears, on the last working day of each calendar month, by bank credit.

7.2	Payment in respect of a period less than a month will be apportioned and calculated based on the number of days worked by you as a proportion of the total number of working days in that month.

7.3	Payments of salary will be subject to statutory deductions.

7.4	Your basic salary will be reviewed annually but the fact that your salary may be increased in any year or years during your employment does not confer any right on you to receive any increase in any subsequent year.

8.	Bonus

In the absolute discretion of the Company, you may be entitled to participate in the Rita Management Bonus Program or any other bonus scheme operated by the Company from time to time and on such terms as the Company may, in its absolute discretion, determine from time to time. Participation in or payments made under any such bonus scheme for any year or part thereof will not confer any right on you to participate in any such bonus scheme or be paid in respect of any such bonus scheme during the course of the following year or part thereof or in any subsequent year or part thereof. No payment will be made under any such bonus scheme if, on the payment date or due date for payment, your employment has terminated or you have given or the Company has given, notice of termination of your employment. Any bonus scheme is entirely discretionary in nature and is non-contractual.

9.	Expenses

The Company will reimburse you in respect of all reasonable traveling and subsistence expenses wholly, exclusively and necessarily incurred by you in the performance of your duties under this Agreement, provided that you provide evidence of expenditure and comply with the Company’s guidelines generally relating to expenses, as amended from time to time.

10.	Other Benefits

10.1	In addition to your basic salary, you will be entitled to the sum of £110 per month by way of contributions towards the cost of you maintaining private medical health cover with a provider of your choice. Such contribution will be paid to you together with your monthly salary and shall be subject to deductions for tax and National Insurance in the normal way.

Contract of Employment	Page 2

10.2	The Company will provide you with a laptop computer for your use in connection with your duties under this Agreement. The Company will also reimburse you for those expenses incurred by you in carrying out your usual business duties, such as telephone line rental charges, telephone charges for business calls from a mobile telephone, internet access charges from your Company laptop, and similar expenses to be agreed with your line manager. You will be reimbursed on the basis that you provide such evidence of expenditure as requested by the Company and comply with the Company’s guidelines generally relating to expenses, as amended from time to time.

11.	Share Option Scheme

On commencement of your employment with the Company, and entirely at the discretion of the Company, you will be granted 100,000 share options subject to and in accordance with the terms of the Rita Medical Systems Inc. Stock Plan and subject also to the terms of the relevant Stock Option Agreement between you and Rita Medical Systems Inc. Any right to participate in this Stock Plan shall not form part of your contractual benefits under this Agreement, and no compensation in respect of share options is payable on termination of employment, unless otherwise stated by the Stock Plan.

12.	Annual Leave

12.1	You are entitled to take 20 working days’ paid holiday in each holiday year (which runs from 1 September to 31 August) (“Holiday Year”) plus 8 bank holidays (pro rata for part year). Bank holidays are to be taken as and when the specified day falls. For the avoidance of doubt, the following days are classed as bank holidays: New Year’s Day, Good Friday, Easter Monday, May Day, Spring Bank Holiday Monday, August Bank Holiday Monday, Christmas Day and Boxing Day.

12.2	The Company reserves the right to direct that holiday must be taken during your notice period.

12.3	All annual leave is granted in accordance with the needs of the Company’s business. The timing and duration of periods of leave is subject to the agreement of your manager.

12.5	In each full Holiday Year, you are expected to take at least 20 days’ holiday (including statutory holidays), in accordance with the provisions of the Working Time Regulations 1998 (as amended). Holiday entitlement not used at the end of the relevant Holiday Year will be lost and may not be carried over into the following Holiday Year except with the prior written consent of your manager.

12.6	If your employment commenced or terminates part way through the Holiday Year, your entitlement to holidays during that Holiday Year will be assessed on a pro rata basis.

12.7	On termination of your employment, you will be entitled to receive payment in lieu of any accrued untaken holiday entitlement as at the date of termination. If you have taken holiday in excess of that accumulated up to the termination date then a sum equivalent to the pay in respect of the excess holiday taken will be deducted from any final payment made to you.

13.	Sickness Absence and Sick Pay

13.1	If you are absent from work on account of sickness or injury, you or someone on your behalf must inform your manager of the reason for your absence and its likely duration, as soon as possible and, unless there are extenuating circumstances, by no later than 10 a.m. on the first day of absence.

Contract of Employment	Page 3

13.2	In respect of such absence lasting seven calendar days or fewer, you are not required to produce a medical certificate unless you are specifically requested to do so. You must, however, complete the Company’s self-certification form immediately upon your return to work after such absence and send it to your manager (a copy of the self-certification form is attached to this agreement).

13.3	In respect of such absence lasting more than seven calendar days, you must, on the eighth calendar day of absence, if it is a working day, or, if not, on the first working day thereafter, provide the Company with a medical certificate, signed and completed by a registered medical practitioner, stating the reason for the absence. After that, you must provide such a medical certificate each week to cover any subsequent continuous period of absence.

13.4	If you are absent from work because of sickness or injury and otherwise comply with the provisions of this clause, provided your employment continues, the Company may at its sole discretion pay your normal basic salary less the amount of any statutory sick pay or social security sickness benefit to which you may be entitled. If the Company does decide, in its absolute discretion, to make such payments to you these payments may be varied or discontinued at any time.

13.5	The Company operates the Statutory Sick Pay scheme and you are required to co-operate in the maintenance of necessary records. For the purposes of calculating your entitlement to Statutory Sick Pay, “qualifying days” are those on which you are normally required to work.

13.6	Any unauthorised absence from work or conduct incompatible with the alleged sickness, injury or other incapacity may be regarded by the Company as gross misconduct.

13.7	If your absence is occasioned by the actionable negligence of a third party in respect of which damages are or may be recoverable any sums paid to you by the Company in terms of clause 13.4 during such period of absence shall constitute a loan to you (“the Loan”) and you must immediately notify the Company of the relevant circumstances and particulars of any claims, compromise, settlement or judgement made or awarded and you must, if requested by the Company, refund some or all of the Loan at the Company’s discretion subject to the sum to be repaid being the lesser of (a) the amount of damages recovered by you under such compromise, settlement or judgement, and/or (b) the Loan.

14.	Medical Examinations

It is a condition of employment that, during any stage of sickness absence, the Company has the right to require you to attend for one or more medical examinations by a medical practitioner or consultant employed or nominated by the Company. You will be expected to authorise your own medical practitioner to be consulted by the Company’s medical adviser or nominated adviser or consultant, if required.

15.	Disciplinary Rules and Procedure

15.1	Prior to any disciplinary action being taken by the Company, an investigation will be carried out into any disciplinary matter. You will be advised of the nature of any complaint against you and will be given an opportunity to state your case before any action is taken.

15.2	You may choose to have a work colleague or Trade Union Representative present at any disciplinary hearing or appeal.

Contract of Employment	Page 4

15.3	Unless found guilty of gross misconduct (which may result in your dismissal without notice), you will not be dismissed for any first breach of discipline. Minor faults will be dealt with informally where possible. Where the matter is more serious, the Company will operate a warnings system:

15.3.1	For a first minor breach of discipline, a verbal warning may be issued. This will be recorded in writing;

15.3.2	For second or more serious breaches of discipline, a first written warning may be issued. Such warning will remain ‘live’ for a specified period of time, depending on the nature of the breach of discipline;

15.3.3	For further breaches of discipline during a ‘live’ first written warning, or for serious breaches of discipline but which is insufficiently serious to justify dismissal, a final written warning may be issued. Such warning will remain ‘live’ for a specified period of time, depending on the nature of the breach of discipline;

15.3.3	For further breaches of discipline following the issue of a final written warning, or where the breach of discipline is sufficiently serious to justify dismissal, then dismissal may be the penalty.

15.4	The Company reserves the right to issue such disciplinary warning as it considers appropriate to the situation. It is not bound to follow each stage of this warnings system.

15.5	Acts of gross misconduct will usually result in dismissal without notice. Acts of gross misconduct include, but are not limited to, theft of cash or Company property, fraud or misuse of Company funds, gross negligence in the performance of duties, working whilst under the influence of or the consumption of non-prescription drugs or alcohol during working hours or on Company business, refusal to carry out reasonable management requests, unauthorised absence, acts of harassment or discrimination, dishonesty, breach of duty regarding non-disclosure of confidential information.

15.6	If you are dissatisfied with any disciplinary decision taken in relation to you, you should appeal against the decision, in writing, to your manager within five working days.

16.	Grievance Procedure

16.1	If you have a grievance relating to your employment you should, in the first instance, speak to your manager or, if this is inappropriate, to the Chief Financial Officer. If your grievance is not resolved at this stage, you should set out the nature of your grievance in writing to the Chairman of the Company who will give consideration to the matter and whose written decision will be final.

16.2	You may choose to have a colleague or trade union representative present at any grievance hearing or appeal.

17.	Confidentiality

17.1	You acknowledge that, during the course of your employment, you will have access to and be entrusted with information about the business, finances, dealings, transactions and affairs of the Company and its associated and Group companies, including Rita Medical Systems Inc., and that of their employees, clients, customers, agents, distributors, suppliers, management and/or shareholders, which amounts to a trade secret, is confidential or commercially sensitive. You are therefore under a duty to preserve the confidentiality of all confidential information (as defined) relating to the work of the Company, its associated and Group companies and their employees, clients, customers and/or suppliers.

Contract of Employment	Page 5

17.2	“Confidential Information” includes, but is not limited to, any secret or confidential information or information constituting a trade secret relating to the Company, any associated company and/or Group company, acquired, received, discovered or made by you in the course of your employment with the Company relating to the affairs, dealings, finances, practice, trading or business of the Company, any associated and/or Group company or their employees, clients, prospective clients, customers, prospective customers, agents, distributors, suppliers, management and/or shareholders. It includes, but is not limited to, information relating to personnel and/or personnel records, budgeting, marketing and financial information (including but not limited to costings, accounts, profit margins, discounts, rebates), contracts and potential contracts, client/customer or prospective client/customer lists, marketing strategies and tactics, research and development (including the development of new products), inventions, methods of processing, manufacture and production, production or design secrets, process , formulae and production controls (including quality controls), engineering, hardware configuration information, licensing information, software, know-how, suppliers and their production and delivery capabilities, actual and potential clients and actual and potential customers and, in each case, their particular requirements, current and proposed activities relating to development, production or sales and information in respect of which the Company, any associated company and/or Group company owes a duty of confidentiality to a third party.

17.3	You may not, at any time, whether before or after the termination of your employment with the Company, use, disclose or communicate (including by omission to exercise due care) and will use your best endeavours to prevent the improper use, disclosure or communication of any Confidential Information to any person, firm, company or organization or otherwise make use, disclosure or communication of any Confidential Information either during or after your employment with the Company without limit in time, unless expressly authorized in writing to do so by the Company or required in the proper performance of your duties or as required by law. The obligations set out in this clause will cease to apply where the use, disclosure or communication of Confidential Information is required by the order of a court of competent jurisdiction or by an appropriate regulatory authority or as otherwise required by law or where you can demonstrate that such Confidential Information was in the public domain otherwise than as a result of a breach by you or a third party of this clause.

17.4	Breaches of confidentiality are potential acts of gross misconduct and will result in disciplinary action being taken against you. Additionally, any such breaches, regardless of any action by the Company, may result in a civil action for damages against you.

18.	Warranty

18.1	You warrant that your performance of all material terms of this Agreement as an employee of the Company has not and will not breach any prior agreement with any third party to keep in confidence any proprietary information, knowledge or data acquired by you prior or subsequent to the commencement of your employment with the Company. You further agree that you will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or other third party and that you will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or other third party. You acknowledge and agree that you have set out at Appendix 2 to this Agreement all agreements (including but not limited to any non-competition, non-solicitation of customers, non-solicitation of employees, confidentiality or intellectual property agreements) with any former employer or other third party, that may restrict your ability to accept employment with the Company or your ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict your ability to perform your duties as an employee of the Company or any other obligation you may have to the Company.

Contract of Employment	Page 6

19.	Restrictive Covenants

19.1	You agree that you will not directly or indirectly, either alone or jointly with or on behalf of any person, firm or company and whether on his own account or as principal, shareholder, partner, employee, agent or otherwise:

19.1.1	for 6 months after Termination, solicit the employment or engagement of any person who immediately prior to the termination of your employment was a senior employee or consultant in a managerial, executive or technical capacity of the Company or any Relevant Group Company with whom you worked or with whom you had contact in the course of your employment with the Company in the 12 months prior to Termination;

19.1.2	at any time after Termination represent yourself as being in any way connected with or interested in the business of the Company or any Relevant Group Company.

19.2	Each of the obligations contained in clause 19.1 above is an entirely separate and independent restriction on you, despite the fact that it may be contained in the same phrase or sub-clause, and if any part is found to be unenforceable the remainder will remain valid and enforceable. The restrictions are considered by you and the Company to be reasonable, but in the event that any such restriction is held to be void or ineffective but would be valid and effective if some part thereof were deleted such restriction shall apply with such modification as may be necessary to make it valid and effective.

19.3	For the purposes of this clause the following definitions apply:

•	“Relevant Group Company” means any Group Company for which you have worked or performed services or in which you held office during the 12 months immediately prior to Termination (and if applicable their predecessors in business during such 12 month period).

•	“Termination” means the termination of your employment.

19.4	Before entering into or agreeing to enter into any future employment with another employer, you shall disclose a copy of clauses 17, 18 and 19 of this Agreement to the prospective employer.

19.5	Nothing in this clause 19 shall prevent you from holding securities in a company listed on a recognised Stock Exchange where your holding does not exceed 5% of the class of securities concerned.

20.    Intellectual Property

20.1	You shall promptly communicate to the Company all and any ideas, inventions, modifications, improvements, processes, formulae, material, know-how, designs, models, prototypes, marks, sketches, drawings, plans or other similar matters (“Property”) (whether or not capable of protection by any Intellectual Property Right) which at any time during the subsistence of your employment, you alone or jointly with one or more others might conceive, create, devise, produce, discover or formulate either during working hours or in the normal course of your duties or in the course of duties falling outside your normal duties but specifically assigned to you or with the Company’s materials and/or facilities which relate to the Company’s business or in which the Company is interested.

20.2	You agree that all right, title and interest to Property (including all rights in connection with it which arise whether before or after your employment terminates) throughout the world except any such Property which by virtue of the Patents Act 1977 (as amended) belongs to you shall, without payment, belong to the Company absolutely.

Contract of Employment	Page 7

20.3	When instructing any person, firm or company to carry out work (including the supply of goods and/or services) for the Company or any Group Company or in connection with the Company’s business or the business of any Group Company you shall ensure that such person, firm or company first assigns to the Company or any Group Company all future Intellectual Property Rights in any Property which they conceive, create, devise, produce, discover or formulate in the course of carrying out the work which they are instructed to perform.

20.4	You shall, during your employment and thereafter at the direction and expense of the Company, apply for and do all acts and things necessary to obtain and maintain any Intellectual Property Right that may subsist in any Property which by virtue of this Clause or any statute affecting Property belongs to the Company or any Group Company in any part of the world as the Company may require and shall vest all such Intellectual Property Rights in the Company or as the Company may direct.

20.5	You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to do and execute all acts, deeds, matters and things and generally to use for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause and in favour of any third party a certificate in writing signed by any director or secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

20.6	You hereby irrevocably waive all moral rights arising under the Copyright, Designs and Patents Act 1988 in any copyright work written or created by you in the course of your employment and all moral rights in all other countries in which copyright (including future copyright) in any work subsists or may subsist except to the extent that you shall exercise such moral rights at the Company’s request provided that the Company shall pay your expenses in so doing.

20.7	For the purposes of this clause “Intellectual Property Rights” means any right conferred by English law in respect of any patent, registered design, design right, copyright, database right, trademark, domain name, plant breeder right and semi-conductor product right together with any analogous right conferred by the law of any country other than England and Wales.

21.	Outside Employment

You may not at any time during your employment, whether in working hours or not, be employed, engaged, concerned or interested in any capacity whatsoever, whether directly or indirectly, in any business other than that of the Company, without the prior written consent of the Company.

22.	Delivery of Property

You must, upon request, and in any event on the termination of your employment (for any reason) immediately return to the Company all property (including but not limited to documents, records and software, credit cards, mobile telephones, computer equipment, facsimile machine, keys and security passes) belonging to the Company, any associated or Group Company, customer, client, prospective customers and clients etc in your possession or under your control. For the avoidance of doubt, you must return all copies, drafts, reproductions, notes, extracts and summaries (however stored) of all documents and software.

23.	Outstanding Monies/Deduction From Money Due To The Employee

23.1	The Company is entitled:

23.1.1.	At any time, to deduct from your salary, or any other invoices payable or reimbursable to you from the Company, all sums which you owe to the Company. This may include any overpayment of wages or expenses that have been paid to you or monies that you owe to the Company (including but not limited to unpaid meals, drinks or private telephone calls) for whatever reason.

Contract of Employment	Page 8

23.1.2.	Upon the termination of your employment (howsoever arising), to make any such deduction, including deduction in respect of holiday loans or other advances that have been made to you, and which represent an overpayment, at the date of the termination of your employment.

24.	Notice of Termination

24.1	You are required to give the Company one month’s written notice of the termination of your employment.

24.2	Save in cases of gross misconduct, the length of notice, in writing, which you are entitled to receive from the Company to terminate your employment, is:

24.2.1	One week if your period of continuous employment is less than two years.

24.2.2	One week’s notice for each year of continuous employment if the period of continuous employment is two years or more but less than twelve years; and

24.2.3	Twelve weeks’ notice if the period of continuous employment is twelve years or more.

24.3	The Company reserves the right to require you to remain away from work during your notice period, and/or not to undertake any of the duties of your employment and is under no obligation to provide you with any work or can provide you with work other than your usual duties of employment, whichever may be appropriate.

24.4	The Company may terminate this contract without notice for gross misconduct.

24.5	In the event that the Company terminates your employment without Cause (as defined in clause 24.7 below), the Company will pay to you up to a maximum of 6 months’ of your basic salary at the time of termination, by way of severance pay. Such payment will be made in six equal monthly installments, in the same way as your salary would have been paid, and subject to deductions for tax and National Insurance. This benefit is contingent upon you demonstrating to the Company’s satisfaction that, during the six month period after the termination of your employment with the Company, you are actively seeking alternative full-time employment (which means paid employment for 35 hours per week and above). In the event that you obtain alternative full-time employment during the six month period after the termination of your employment with the Company, you must forthwith notify the Company of that fact. Any payments under this clause shall cease to accrue from the start of any such alternative employment and you will receive only a pro-rata payment under this clause in respect of the number of days in that given month that have elapsed before the start date of your new employment.

24.6	Termination for “Cause” shall mean—

24.6.1	any act of gross misconduct as explained further at clause 15 above;

24.6.2	any repeated unexplained or unjustified absence from the Company;

24.6.3	conviction for any offence (save for a motoring offence not attracting a custodial sentence) which causes material harm to the standing and reputation of the Company,

Contract of Employment	Page 9

24.6.4	any serious or material breach of your obligations contained herein;

in each case as determined in good faith by the Board of Directors of the Company.

25.	Pension

No pension is payable in terms of this agreement. You are required to make your own pension arrangements.

26.	Data Protection

26.1	For the purposes of the Data Protection Act 1998 (as amended), by executing this Agreement, you consent to the Company or any Group Company holding, using, accessing and processing, both electronically and manually, personal data it collects in relation to you for the purposes of the Company’s administration and management, for the purposes of compliance with the relevant procedures, regulations and laws or for the performance of this Agreement and for any other purpose related to your employment including, without limitation, disciplinary action, selection for redundancy, training, career development, consideration of any grievance, promotion or demotion, salary review or performance review.

26.2	You also consent to the Company or any Group Company holding, using, accessing and processing, both electronically and manually, sensitive personal data relating to the matters as described below and for the reasons set out below :

•	Racial or ethnic origin—for monitoring the composition of the workforce for the purposes of the Race Relations Act 1976

•	Physical or mental health conditions—in order to help comply with the Disability Discrimination Act 1995 and deal with capability issues

•	Commission or alleged commission of offences (except as provided for under the Rehabilitation of Offenders Act 1974) and sentence—for disciplinary purposes and the enforcement of Attachment of Earnings Orders

26.3	You agree that personal data may be transferred to other Company or Group Company locations as and when required, and this might include overseas locations that may or may not be within the European Economic Area.

26.4	The consent that you have provided under this Agreement will continue unless you withdraw it by one month’s prior written notice, to be sent to your manager.

27.	Collective Agreements

There are no collective agreements that directly affect the terms and conditions of your employment.

28.	Jurisdiction

The construction, interpretation and performance of this Agreement will be governed by the law of Scotland and subject to the exclusive jurisdiction of the Scottish Courts.

Definitions

In this Agreement, “Group Company” means the Company, any holding or subsidiary company including Rita Medical Systems Inc., or any associated company of the Company or such holding company, and “subsidiary” and “holding company having the meanings given to them in Section 736

Contract of Employment	Page 10

of the Companies Act 1985, “subsidiary undertaking” having the meaning given to it in Section 258 of the Companies Act 1985, and “associated company” having the meaning given to it in Section 416 of the Income and Corporation Taxes Act 1988. RITA Medical Systems, Inc. is the U.S. parent company of Rita Medical Systems Netherlands BV.

IN WITNESS whereof this Agreement has been duly executed as a deed the day and year first above written.

Executed as a Deed by Rita Medical Systems Netherlands BV acting by two duly authorized officers	/s/ Joseph DeVivo Director
/s/ Donald J. Stewart Director

Signed and delivered as a Deed by Mr. Juan Soto in the presence of:	/s/ John J. Soto
Mr. Juan Soto

Witness signature	/s/ Harriet Bell
Name	Hariet Bell
Address	967 N. Shoreline Blvd Mountain View, CA 94043
Occupation	HR Director

Contract of Employment	Page 11

APPENDIX 1

Job Description

RITA TITLE:         Vice President, International Sales

REPORTS TO:       President & CEO

DATE:                    September 1, 2003

SUMMARY OF RESPONSIBILITIES:

Responsible for establishing international sales strategies, the development and management of all distributors outside the United States, and for directing tactical efforts to implement same. Additional responsibilities include active participation in corporate decisions involving senior management staff.

ACCOUNTABILITIES:

•	Achievement of short and long term revenue objectives through well considered and communicated sales programs and activities.

•	Establish international sales and marketing policies and procedures, implement and evaluate the effectiveness of the program to achieve a culture of excellence in execution of customer awareness, and accountability to corporate priorities.

•	Manage international sales, ensuring achievement of department objectives, adherence to expense budgets, and effective manpower planning.

•	Establish, monitor and react to performance measures reflective of divisional accountabilities and objectives.

•	Sustain highly trained and motivated distribution organization with clear direction, continual training, timely and appropriate reward, and strict accountability.

•	Provide and execute overview of market demand through monthly demand forecast.

•	Contribute sales and expense forecasts to annual and long-term business planning cycles.

•	Maintain formal and informal channels of communications with leaders in the diagnosis and treatment of cancer.

•	Contribute sales perspectives where required to the product development process.

FINANCIAL RESPONSIBILITY:

Develops, implements and monitors functional budgets. Development of pricing strategies also has significant impact on revenue and profitability.

INTERACTIONS:

Interacts with all functional groups within the organization, both in establishing policies and systems and in providing counsel and guidance. Interaction is typically at Director, VP, CEO level, but involvement is expected at all levels. Some interaction with Board of Directors. Regular interaction with executive level management of external organizations involving complex negotiations resulting in large financial implications over the long term. This level of involvement is typically restricted to interaction with international distributors.

Contract of Employment	Page 12

DECISION MAKING:

Complexity of decision making is at its highest level where decisions will have a significant long-term impact on the success of the company. This generally involves strategic and tactical sales decisions. Work typically involves interactions with customers and staff related to short term developments, high and intermediate level interaction with every functional department in short and medium term planning and construction of business development programs with staff and senior management.

SUPERVISION:

Takes direction from the CEO and other members of the executive staff. Supervises international sales staff.

JOB REQUIREMENTS:

Education and Experience:

MBA. At least 10 years of progressively responsible positions in sales. Included should be direct responsibility for sales with responsibility for international markets and clinical education. Of this at least 5 years should have been with a leading medical device company and it is preferred that the remainder be with at least one medical start up. Individual should have experience in comprehensively redirecting a sales team to take advantage of shifting market dynamics in a rapidly emerging device/procedure category.

Knowledge / Skills:

Must be “hands-on” yet strategic in planning. Strong hands-on working knowledge of the fundamentals of medical device sales. Specific skills in sales development, distributor management, and clinical education. Specific experience with surgical and Interventional Radiology disposables is desirable. Strong communication and interpersonal skills are essential, most importantly, a demonstrated track record of attracting and developing a motivated team of competent individuals. Must be comfortable dealing with a strong management team and have the ability to positively influence the group when necessary. Ability to professionally represent the company when dealing with executive staff of external organizations, both domestically and internationally.

APPROVALS:

Date:	President & CEO:

Date:	Human Resources:

Contract of Employment	Page 13

APPENDIX 2

[list by employee of any current restrictions/covenants]

Contract of Employment	Page 14

APPENDIX 3

Self Certification Form

Employee Name:

First Day of Absence:

Return to Work Date:

Total Number of days absence*:

Reason for absence:

Did you see a doctor?

Signed Employee Date	Signed On behalf of the Company Date

*	If you are absent for 7 consecutive days or more, or if otherwise instructed to do so, you will be required to submit a doctor’s certificate to cover the entirety of your absence.

Contract of Employment	Page 15